Exhibit 16

January 10, 2018

SINORAMA CORPORATION

We have read Item 4.01 of Form 8-K January 4, 2017 of SINORAMA CORPORATION (“the Registrant”) and are in agreement with the statements concerning therein as it pertains to our firm.

We have no basis to agree or disagree with other statements of the Registrant contained in Item 4.01.

Very truly yours,

/s/ ANTON & CHIA, LLP